Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2026 Financial Results
ALEXANDRIA, Louisiana, October 30, 2026 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2026.
Net income for the third quarter of 2026 was $12.6 million, or $1.90 per diluted common share (“EPS”), an increase of $800,000 or 6.8%, compared to $11.8 million, or $1.78 EPS, for the second quarter of 2026, and an increase of $1.8 million, or 16.3%, compared to $10.8 million, or $1.63 EPS, for the third quarter of 2025. For the third quarter of 2026, the quarterly return on assets was 1.48%, and the quarterly return on equity was 12.84%.
Net income for the nine months ended September 30, 2026, was $36.3 million, or $5.49 EPS, an increase of $4.9 million, or 15.8%, compared to $31.3 million, or $4.65 EPS, for the nine months ended September 30, 2025. For the nine months ended September 30, 2026, the return on assets was 1.45%, and the return on equity was 12.73%.
Third Quarter 2026 Performance and Operational Highlights
The third quarter of 2026 financial results included record-high quarterly net income and EPS along with increased loans, deposits, and assets. We also completed our New Orleans market banking center relocation project and continued to execute our plan to expand organically.
•Net income for the third quarter of 2026 was $12.6 million, up $800,000, or 6.8%, from the prior quarter. Net income for the third quarter benefited from a $916,000 increase in net interest income.
•Net interest income increased $916,000, or 3.2%, mainly as a result of higher earning asset balances and one more accrual day in the quarter. Net interest margin fully taxable equivalent (“FTE”) was consistent at 3.61% for the third quarter of 2026 and for the prior quarter.
•As of September 30, 2026, assets were $3.37 billion, up $56.2 million, or 1.7%, from $3.31 billion as of June 30, 2026, as a result of a $56.5 million increase in deposits.
•Deposits totaled $2.96 billion as of September 30, 2026, up $56.5 million, or 1.9%, from $2.91 billion as of June 30, 2026. This increase was primarily due to higher commercial deposit account balances.
•As of September 30, 2026, loans held for investment (“HFI”) were $2.32 billion, up $59.5 million, or 2.6%, from $2.26 billion as of June 30, 2026. In the third quarter of 2026, new loan originations and construction commitment fundings exceeded payments and payoffs.
•In the third quarter of 2026, nonperforming assets (“NPA(s)”) increased $3.0 million, or 113.4%, to $5.6 million, or 0.17% of assets, as of September 30, 2026, primarily due to a commercial relationship that we are actively working to resolve. The provision for loan losses was lower in the third quarter of 2026 compared to the previous quarter.
•We paid a quarterly cash dividend of $0.25 per common share in the third quarter of 2026.
•The 2026 stock repurchase program authorizes us to purchase up to $10.0 million of our outstanding shares of common stock from January 1, 2026 through December 31, 2026. There was no stock repurchase activity between January 1, 2026 and September 30, 2026. As of September 30, 2026, the 2026 stock repurchase program had $10.0 million of available capacity.
•We continued to implement our organic expansion plan with the following projects:
◦In the New Orleans market, we completed our banking center relocation project. We remodeled a portion of the ground floor of the Energy Centre Building on Poydras Street. On July 20, 2026, we relocated the Baronne Street retail banking center and the New Orleans market leadership and lenders to this updated, convenient, and visible location.
◦In the Acadiana market, construction is in process on our second full-service banking center in this market, located on Camellia Boulevard in Lafayette, Louisiana. We expect this location to open in the first quarter of 2027.
◦On October 22, 2026, we purchased a former credit union building located on Gause Boulevard E. in Slidell, Louisiana. We expect to open this location in the first quarter of 2027 as the Bank’s first full-service banking center location in Slidell and our second in the Northshore market.
•In the third quarter of 2026, S&P Global Market Intelligence ranked the Bank within the top 50 best deposit franchises as of June 30, 2026, for banks with assets between $3.0 and $10.0 billion.

Blake Chatelain, President and Chief Executive Officer, stated, “The third quarter of 2026 was very productive, and we are certainly pleased with our financial results. We experienced record-high quarterly net income and EPS, along with solid balance sheet activity and growth.
“In the third quarter of 2026, we saw an increase in loan demand throughout all of our markets, which positively impacted the loan portfolio, as well as the current loan pipeline. The deposit portfolio benefited from higher commercial deposit account balances, combined with the addition of new customers and accounts.
“When 2026 began, we expected a slowly decreasing interest rate environment; however, that shifted to a ‘higher for longer’ rate environment during the summer. Depending on the pace and magnitude of rate changes and the corresponding shift to the yield curve, this environment should benefit the Company. The balance sheet is positioned for a steady, higher rate environment as we price assets at higher rates, while managing the cost of deposits.
“Our organic expansion plan has been very productive in 2026, as we believe it’s a great time to continue investing for future growth. In May 2026, we completed the Northwest market relocation project, and in July 2026, we completed the New Orleans downtown move into the Energy Centre Building. Construction on our new banking center in the Acadiana market is progressing well. We also recently acquired an existing banking center building in Slidell, Louisiana, which we expect to become our second full-service banking center in the Northshore market. We look forward to opening both of these locations in the first quarter of 2027. On the talent front, we have recruited several new bankers across our markets as we continue to expand our Red River Bank team.
“I also want to mention the positive Louisiana economic activity news. There are many significant capital projects that have been announced in the past few years throughout Louisiana. We can identify over $250.0 billion of capital investments in a variety of industries that are in process of being built or in the planning stages. We are excited about the potential financial impact to Louisiana residents, communities, and the state from these investments.
“As we wrap up 2026, we are well-positioned for the future, with solid earnings and robust capital, combined with an expanded banking center network and dedicated bankers. We remain committed to serving our customers, growing, and providing steady financial results for our shareholders.”
Net Interest Income and Net Interest Margin FTE
Net interest income for the third quarter of 2026 was $29.9 million, which was $916,000, or 3.2%, higher than the second quarter of 2026 and benefited from one more accrual day. Net interest income increased due to higher average balances and yields on earning assets, partially offset by a higher cost of deposits and average deposit balances. Interest income on loans increased $1.0 million due to higher average loan balances and yields. For the third quarter of 2026, the average rate on new and renewed loans was 6.47%. Interest income on short-term liquid assets increased $567,000, primarily due to higher average balances. Interest expense increased by $558,000 due to adjusting selected deposit rates in response to rate competition, as well as higher interest-bearing transaction deposit balances.
Net interest margin FTE was 3.61% for the third quarter of 2026, which was consistent with the prior quarter. Net interest margin FTE improved slightly at the end of the third quarter as a result of the higher interest rate environment.
The federal funds rate range was 3.50%-3.75% between December 2025 and September 2026. In September 2026, the Federal Open Market Committee increased the federal funds rate by 25 basis points (“bp(s)”), resulting in a range of 3.75%-4.00%. The market’s expectation is that the federal funds range may increase by another 25 bps in the fourth quarter of 2026. During the fourth quarter of 2026, we project $93.8 million of fixed rate loans at 5.85% to mature, which we expect to redeploy into loans with higher rates. We have $529.5 million of floating rate loans at 6.24%, which we expect to reprice slightly higher. We also expect to receive $24.0 million in securities cash flows at 3.64%, for which we are evaluating reinvestment options as we consider balance sheet management strategies and the forecasted interest rate environment. We project $190.7 million in time deposits at 3.37% to mature, which we expect to renew at higher rates. Selected transaction deposit rates could also be further adjusted in response to rate competition. Depending on balance sheet activity, the interest rate environment, and competition, we expect net interest income and net interest margin FTE to increase slightly in the fourth quarter of 2026.
Noninterest Income
Noninterest income totaled $4.9 million for the third quarter of 2026, up $186,000, or 3.9%, from the previous quarter.
The Small Business Investment Company (“SBIC”) partnerships reported a gain of $112,000 in the third quarter of 2026, compared to a loss of $291,000 in the previous quarter. These results were mainly due to fund value adjustments as an SBIC fund continues its wind-down phase. We expect SBIC income or loss to fluctuate in future quarters.
Mortgage loan income was $698,000 for the third quarter of 2026, down $230,000, or 24.8%, from the previous quarter, due to rising mortgage interest rates reducing mortgage activity.
Debit card income, net, was $1.1 million for the third quarter of 2026, consistent with the previous quarter. The third quarter of 2026 benefited from the receipt of a $50,000 periodic refund from our debit card provider, compared to a $63,000 similar refund in the previous quarter.

Operating Expenses
Operating expenses totaled $18.7 million for the third quarter of 2026, up $408,000, or 2.2%, from the previous quarter.
Personnel expenses totaled $10.9 million for the third quarter of 2026, up $206,000, or 1.9%, from the previous quarter. This increase was primarily due to an increase in headcount and higher personnel-related accruals. As of September 30, 2026 and June 30, 2026, we had 390 and 381 total employees, respectively.
Loan and deposit expenses totaled $426,000 for the third quarter of 2026, up $184,000, or 76.0%, from the previous quarter. The second quarter of 2026 benefited from reimbursement of $82,000 of collection expenses due to the successful resolution of nonaccrual loans.
Occupancy and equipment expenses totaled $1.9 million for the third quarter of 2026, consistent with the previous quarter. The third quarter of 2026 included $46,000 of nonrecurring expenses related to the relocation of banking centers and offices in the Northwest and New Orleans markets.
Legal and professional expenses totaled $487,000 for the third quarter of 2026, down $117,000, or 19.4% from the previous quarter. This decrease was due to lower audit and consulting expenses.
Loans
Loans HFI were $2.32 billion as of September 30, 2026 and $2.26 billion as of June 30, 2026. In the third quarter of 2026, new loan originations and construction commitment fundings exceeded payments and payoffs. As of September 30, 2026, we had $93.8 million of unfunded construction loan commitments, which we expect to fund over time.

Loans HFI by Category
	September 30, 2026		June 30, 2026		Change from June 30, 2026 to September 30, 2026
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$953,660	41.0%	$914,002	40.4%	$39,658	4.3%
One-to-four family residential	647,035	27.9%	637,566	28.2%	9,469	1.5%
Construction and development	223,825	9.6%	234,190	10.3%	(10,365)	(4.4%)
Commercial and industrial	424,080	18.3%	399,933	17.7%	24,147	6.0%
Tax-exempt	48,640	2.1%	51,539	2.3%	(2,899)	(5.6%)
Consumer	26,240	1.1%	26,750	1.1%	(510)	(1.9%)
Total loans HFI	$2,323,480	100.0%	$2,263,980	100.0%	$59,500	2.6%
Asset Quality and Allowance for Credit Losses
NPAs totaled $5.6 million as of September 30, 2026, an increase of $3.0 million, or 113.4%, from June 30, 2026, primarily due to a commercial relationship that we are actively working to resolve. The ratio of NPAs to assets was 0.17% and 0.08% as of September 30, 2026 and June 30, 2026, respectively.
The provision for credit losses for the third quarter of 2026 was $500,000, which was lower than the provision for credit losses of $750,000 for the prior quarter. The decrease was driven by stable charge-off trends and steady local economic conditions affecting the allowance for credit losses (“ACL”) calculation, partially offset by the increase in NPAs. As of September 30, 2026, the ACL was $25.1 million. The ratio of ACL to loans HFI was 1.08% as of September 30, 2026 and 1.09% as of June 30, 2026. The net charge-offs to average loans ratio was 0.01% for the third quarter of 2026 and 0.00% for the prior quarter.

Deposits
As of September 30, 2026, deposits were $2.96 billion, an increase of $56.5 million, or 1.9%, compared to June 30, 2026. The increase in deposits for the third quarter of 2026 was primarily due to higher commercial deposit account balances.

Deposits by Account Type
	September 30, 2026		June 30, 2026		Change from June 30, 2026 to September 30, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$915,626	30.9%	$910,457	31.3%	$5,169	0.6%
Interest-bearing deposits:
Interest-bearing demand deposits	197,619	6.7%	183,384	6.3%	14,235	7.8%
NOW accounts	443,659	15.0%	439,093	15.1%	4,566	1.0%
Money market accounts	620,283	20.9%	590,414	20.3%	29,869	5.1%
Savings accounts	174,828	5.9%	173,277	6.0%	1,551	0.9%
Time deposits less than or equal to $250,000	399,187	13.5%	402,423	13.9%	(3,236)	(0.8%)
Time deposits greater than $250,000	210,336	7.1%	206,019	7.1%	4,317	2.1%
Total interest-bearing deposits	2,045,912	69.1%	1,994,610	68.7%	51,302	2.6%
Total deposits	$2,961,538	100.0%	$2,905,067	100.0%	$56,471	1.9%

Deposits by Customer Type
	September 30, 2026		June 30, 2026		Change from June 30, 2026 to September 30, 2026
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,389,847	46.9%	$1,401,507	48.2%	$(11,660)	(0.8%)
Commercial	1,349,388	45.6%	1,269,426	43.7%	79,962	6.3%
Public	222,303	7.5%	234,134	8.1%	(11,831)	(5.1%)
Total deposits	$2,961,538	100.0%	$2,905,067	100.0%	$56,471	1.9%
Stockholders’ Equity
Total stockholders’ equity as of September 30, 2026, was $382.2 million, compared to $384.6 million as of June 30, 2026. The $2.4 million, or 0.6%, decrease in stockholders’ equity during the third quarter of 2026 was attributable to a $13.4 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities and $1.6 million in cash dividends related to a $0.25 per share cash dividend that we paid on September 17, 2026, partially offset by $12.6 million of net income and $129,000 of stock compensation.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible common equity, realized common equity, tangible assets, tangible book value per share, realized book value per share, and tangible common equity to tangible assets as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana, and Shreveport, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes the Slidell-Mandeville-Covington MSA; Acadiana, which includes the Lafayette MSA; and New Orleans, which includes the New Orleans-Metairie MSA.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business, interest rates, and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Senior Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$12,563	$11,763	$10,801	$36,297	$31,349

Per Common Share Data:
Earnings per share, basic	$1.91	$1.79	$1.63	$5.51	$4.67
Earnings per share, diluted	$1.90	$1.78	$1.63	$5.49	$4.65
Book value per share	$58.05	$58.40	$53.42	$58.05	$53.42
Tangible book value per share(1)	$57.81	$58.17	$53.18	$57.81	$53.18
Realized book value per share(1)	$66.87	$65.19	$60.51	$66.87	$60.51
Cash dividends per share	$0.25	$0.25	$0.15	$0.75	$0.39
Shares outstanding	6,584,106	6,584,696	6,576,609	6,584,106	6,576,609
Weighted average shares outstanding, basic	6,584,119	6,584,696	6,616,826	6,581,962	6,710,902
Weighted average shares outstanding, diluted	6,611,827	6,615,135	6,640,839	6,609,940	6,735,447

Summary Performance Ratios:
Return on average assets	1.48%	1.43%	1.34%	1.45%	1.32%
Return on average equity	12.84%	12.41%	12.62%	12.73%	12.58%
Net interest margin	3.56%	3.56%	3.38%	3.53%	3.29%
Net interest margin FTE	3.61%	3.61%	3.43%	3.58%	3.34%
Efficiency ratio	53.71%	54.25%	56.06%	53.46%	56.15%
Loans HFI to deposits ratio	78.46%	77.93%	76.55%	78.46%	76.55%
Noninterest-bearing deposits to deposits ratio	30.92%	31.34%	32.37%	30.92%	32.37%
Noninterest income to average assets	0.58%	0.58%	0.62%	0.57%	0.63%
Operating expense to average assets	2.20%	2.22%	2.22%	2.17%	2.18%

Summary Credit Quality Ratios:
NPAs to assets	0.17%	0.08%	0.08%	0.17%	0.08%
Nonperforming loans to loans HFI	0.24%	0.11%	0.11%	0.24%	0.11%
ACL to loans HFI	1.08%	1.09%	1.05%	1.08%	1.05%
Net charge-offs to average loans	0.01%	0.00%	0.00%	0.01%	0.02%

Capital Ratios:
Stockholders’ equity to assets	11.35%	11.61%	10.93%	11.35%	10.93%
Tangible common equity to tangible assets(1)	11.31%	11.57%	10.89%	11.31%	10.89%
Total risk-based capital to risk-weighted assets	18.72%	18.76%	18.18%	18.72%	18.18%
Tier I risk-based capital to risk-weighted assets	17.68%	17.71%	17.17%	17.68%	17.17%
Common equity Tier I capital to risk-weighted assets	17.68%	17.71%	17.17%	17.68%	17.17%
Tier I risk-based capital to average assets	12.82%	12.77%	12.17%	12.82%	12.17%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
ASSETS
Cash and due from banks	$29,044	$33,327	$36,677	$25,685	$33,651
Interest-bearing deposits in other banks	176,004	162,069	173,845	187,707	127,404
Securities available-for-sale, at fair value	601,571	617,016	638,729	647,310	636,679
Securities held-to-maturity, at amortized cost	115,922	118,356	120,609	122,619	124,853
Equity securities, at fair value	2,887	3,000	3,012	3,031	3,019
Nonmarketable equity securities	2,459	2,442	2,425	2,407	2,387
Loans held for sale	1,699	2,512	3,951	3,148	3,260
Loans held for investment	2,323,480	2,263,980	2,254,546	2,248,669	2,173,073
Allowance for credit losses	(25,119)	(24,771)	(24,051)	(23,399)	(22,801)
Premises and equipment, net	61,814	60,136	60,516	59,270	58,573
Accrued interest receivable	10,682	10,317	11,352	11,131	10,281
Bank-owned life insurance	31,964	31,724	31,488	31,267	31,041
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	976	1,326	1,407	1,487	1,564
Other assets	32,622	28,345	30,548	29,032	29,833
Total Assets	$3,367,551	$3,311,325	$3,346,600	$3,350,910	$3,214,363
LIABILITIES
Noninterest-bearing deposits	$915,626	$910,457	$916,413	$913,868	$918,974
Interest-bearing deposits	2,045,912	1,994,610	2,029,522	2,049,544	1,919,809
Total Deposits	2,961,538	2,905,067	2,945,935	2,963,412	2,838,783
Accrued interest payable	6,069	6,349	6,025	6,128	6,681
Lease liabilities	1,027	1,383	1,465	1,544	1,623
Accrued expenses and other liabilities	16,736	13,975	19,849	14,676	15,965
Total Liabilities	2,985,370	2,926,774	2,973,274	2,985,760	2,863,052
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	27,591	27,591	27,591	27,543	27,543
Additional paid-in capital	3,602	3,473	3,329	3,217	3,105
Retained earnings	409,092	398,175	388,058	377,731	367,302
Accumulated other comprehensive income (loss)	(58,104)	(44,688)	(45,652)	(43,341)	(46,639)
Total Stockholders’ Equity	382,181	384,551	373,326	365,150	351,311
Total Liabilities and Stockholders’ Equity	$3,367,551	$3,311,325	$3,346,600	$3,350,910	$3,214,363

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$33,234	$32,234	$30,612	$97,013	$88,383
Interest on securities	5,671	5,778	5,425	17,293	15,428
Interest on deposits in other banks	1,861	1,294	2,079	4,892	6,803
Dividends on stock	31	17	33	66	73
Total Interest and Dividend Income	40,797	39,323	38,149	119,264	110,687
INTEREST EXPENSE
Interest on deposits	10,914	10,356	11,263	32,010	33,372
Total Interest Expense	10,914	10,356	11,263	32,010	33,372
Net Interest Income	29,883	28,967	26,886	87,254	77,315
Provision for credit losses	500	750	650	2,000	1,550
Net Interest Income After Provision for Credit Losses	29,383	28,217	26,236	85,254	75,765
NONINTEREST INCOME
Service charges on deposit accounts	1,430	1,388	1,442	4,213	4,160
Debit card income, net	1,062	1,067	852	3,045	2,925
Mortgage loan income	698	928	652	2,231	1,749
Brokerage income	1,015	874	1,131	2,827	3,446
Loan and deposit income	456	521	393	1,475	1,270
Bank-owned life insurance income	241	236	224	697	661
Gain (Loss) on equity securities	(113)	(13)	28	(144)	82
Gain (Loss) on sale and call of securities	—	(22)	—	(22)	—
SBIC income (loss)	112	(291)	(75)	(283)	252
Other income (loss)	23	50	378	155	470
Total Noninterest Income	4,924	4,738	5,025	14,194	15,015
OPERATING EXPENSES
Personnel expenses	10,917	10,711	10,511	32,145	30,750
Occupancy and equipment expenses	1,939	1,935	1,846	5,758	5,394
Technology expenses	978	955	831	2,796	2,486
Advertising	344	324	293	995	911
Other business development expenses	600	641	531	1,790	1,544
Data processing expense	783	758	724	1,918	1,734
Other taxes	559	553	604	1,671	1,825
Loan and deposit expenses	426	242	356	771	816
Legal and professional expenses	487	604	605	1,621	1,849
Regulatory assessment expenses	450	409	430	1,275	1,209
Other operating expenses	1,211	1,154	1,158	3,490	3,326
Total Operating Expenses	18,694	18,286	17,889	54,230	51,844
Income Before Income Tax Expense	15,613	14,669	13,372	45,218	38,936
Income tax expense	3,050	2,906	2,571	8,921	7,587
Net Income	$12,563	$11,763	$10,801	$36,297	$31,349

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2026			June 30, 2026
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,299,635	$33,234	5.66%	$2,262,588	$32,234	5.64%
Securities - taxable	604,138	4,713	3.12%	620,153	4,808	3.10%
Securities - tax-exempt	178,077	958	2.15%	181,703	970	2.14%
Interest-bearing deposits in other banks	198,578	1,861	3.67%	141,318	1,294	3.63%
Nonmarketable equity securities	2,444	31	5.01%	2,427	17	2.81%
Total interest-earning assets	3,282,872	$40,797	4.88%	3,208,189	$39,323	4.86%
Allowance for credit losses	(25,022)			(24,334)
Noninterest-earning assets	116,272			120,368
Total assets	$3,374,122			$3,304,223
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,404,032	$5,691	1.61%	$1,349,934	$5,192	1.54%
Time deposits	608,435	5,223	3.41%	607,580	5,164	3.41%
Total interest-bearing deposits	2,012,467	10,914	2.15%	1,957,514	10,356	2.12%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	2,012,467	$10,914	2.15%	1,957,514	$10,356	2.12%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	950,293			945,138
Accrued interest and other liabilities	23,282			21,481
Total noninterest-bearing liabilities	973,575			966,619
Stockholders’ equity	388,080			380,090
Total liabilities and stockholders’ equity	$3,374,122			$3,304,223
Net interest income		$29,883			$28,967
Net interest spread			2.73%			2.74%
Net interest margin			3.56%			3.56%
Net interest margin FTE(3)			3.61%			3.61%
Cost of deposits			1.46%			1.43%
Cost of funds			1.32%			1.29%
(1)Includes average outstanding balances of loans held for sale of $2.9 million and $4.7 million for the three months ended September 30, 2026 and June 30, 2026, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended
	September 30, 2026			September 30, 2025
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,272,701	$97,013	5.63%	$2,121,894	$88,383	5.50%
Securities - taxable	617,853	14,393	3.11%	573,645	12,492	2.90%
Securities - tax-exempt	180,907	2,900	2.14%	187,210	2,936	2.09%
Interest-bearing deposits in other banks	177,271	4,892	3.64%	205,182	6,803	4.37%
Nonmarketable equity securities	2,427	66	3.64%	2,350	73	4.12%
Total interest-earning assets	3,251,159	$119,264	4.85%	3,090,281	$110,687	4.73%
Allowance for credit losses	(24,339)			(22,069)
Noninterest-earning assets	121,197			106,639
Total assets	$3,348,017			$3,174,851
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,397,896	$16,440	1.57%	$1,308,321	$16,877	1.72%
Time deposits	607,995	15,570	3.42%	598,776	16,495	3.68%
Total interest-bearing deposits	2,005,891	32,010	2.13%	1,907,097	33,372	2.34%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	2,005,891	$32,010	2.13%	1,907,097	$33,372	2.34%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	937,804			910,743
Accrued interest and other liabilities	23,243			23,766
Total noninterest-bearing liabilities	961,047			934,509
Stockholders’ equity	381,079			333,245
Total liabilities and stockholders’ equity	$3,348,017			$3,174,851
Net interest income		$87,254			$77,315
Net interest spread			2.72%			2.39%
Net interest margin			3.53%			3.29%
Net interest margin FTE(3)			3.58%			3.34%
Cost of deposits			1.45%			1.58%
Cost of funds			1.32%			1.44%
(1)Includes average outstanding balances of loans held for sale of $3.4 million and $2.8 million for the nine months ended September 30, 2026 and 2025, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025
Tangible common equity
Total stockholders’ equity	$382,181	$384,551	$351,311
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Tangible common equity (non-GAAP)	$380,635	$383,005	$349,765
Realized common equity
Total stockholders’ equity	$382,181	$384,551	$351,311
Adjustments:
Accumulated other comprehensive (income) loss	58,104	44,688	46,639
Realized common equity (non-GAAP)	$440,285	$429,239	$397,950
Common shares outstanding	6,584,106	6,584,696	6,576,609
Book value per share	$58.05	$58.40	$53.42
Tangible book value per share (non-GAAP)	$57.81	$58.17	$53.18
Realized book value per share (non-GAAP)	$66.87	$65.19	$60.51

Tangible assets
Total assets	$3,367,551	$3,311,325	$3,214,363
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Tangible assets (non-GAAP)	$3,366,005	$3,309,779	$3,212,817
Stockholders’ equity to assets	11.35%	11.61%	10.93%
Tangible common equity to tangible assets (non-GAAP)	11.31%	11.57%	10.89%